EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                BSD MEDICAL ANNOUNCES PROJECTED YEAR-END RESULTS

         SALT LAKE CITY, Utah September 13, 2005--BSD Medical Corp. (AMEX:BSM) today announced its projection of year-end results for its fiscal year 2005 that ended August 31. The results released are subject to completion of the company's audit.

         Projected year-end results are as follows: Sales $2.0 million, gross profit $702 thousand, operating loss $2.1 million, pre-tax profit $4.8 million which reflects the receipt of $6.6 million in extraordinary income from payments received in fiscal 2005 from the sale of TherMatrx, Inc. The year-end cash position was $13.5 million. Following the fiscal year close, the company announced that it received a quarterly payment from the sale of TherMatrx, Inc. of $5.9 million, which further added to the accumulated cash position. While the company believes that the proceeds from the TherMatrx sale will provide substantial funding to support its business plans for product commercialization and development of new products, the company is also considering options for additional funding to finance its business plan.

         BSD Medical produces systems that deliver precision guided RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of symptoms of enlarged prostate, as one of multiple medical applications for the company's core technology. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions applicable to thermal medicine. BSD Medical is the recipient of the Frost and Sullivan "Innovation of the Year Award" for cancer therapy devices. For further information visit the BSD website at www.BSDMedical.com.

         Statements contained in this press release regarding the company's projected results for 2005 are forward-looking statements, and are subject to risks and uncertainties. All projected results for fiscal year 2005 are unaudited and are subject to adjustment during the company's year-end audit. The principal risks and uncertainties affecting the company's business are detailed in the Company's filings with the Securities and Exchange Commission.

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